Exhibit 99.1
CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
November 18, 2008
Lance, Inc. Appointed “Stalking Horse” Bidder for the Assets of
Snack Food Companies, Archway Cookies LLC
and Mother’s Cake and Cookie Co.
Charlotte, NC, — November 18, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that it has obtained approval from the U.S. Bankruptcy Court for the District of Delaware to be the “stalking horse” bidder for the primary assets of snack food companies Archway Cookies LLC and Mother’s Cake and Cookie Co. Lance, Inc. was approved as the stalking horse bidder in connection with the bankruptcy court’s approval of auction procedures for the sale of the assets. Lance, Inc. bid $30 million for the combined primary assets of Archway Cookies LLC and Mother’s Cake and Cookie Co., and plans to use available liquidity under its current credit facilities to fund the acquisition. Under the court-approved auction procedures, Lance, Inc.’s bids are subject to the submission of “higher and better bids.” Any competing bids must be submitted by the last week of November 2008. In the event competing bids are received, an auction will be held during the first week of December 2008. The bankruptcy court will conduct a hearing for final approval of the sale in early December 2008.
Archway Cookies LLC., founded in the 1930’s, is one of the nation’s top producers of branded cookies, with highly recognizable brands such as Archway® that can be found in grocery stores and mass merchants throughout many parts of the U.S. It operates one bakery in Ashland, Ohio where it produces many of its prominent national products. Mother’s Cake and Cookie Co. owns a number of additional cookie brands, including Mother’s®, which are primarily sold throughout the western U.S.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance®, Cape Cod® and Tom’s® brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the

Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate risk, credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.